Exhibit 10.16

September 4, 2014

Alberto Cairo

[***]

[***]

Offer of Employment by Solera Holdings. Inc.

Dear Alberto,

I am pleased to confirm our offer of employment to you as U.S. Chief of Staff for Solera Holdings, Inc. (“Solera” or the “Company”). In this position, you will report directly to the Office of the CEO. The position will be located in Westlake, Texas.

The terms of this offer and the benefits currently provided by Solera are set forth below. These terms are valid if your employment start with Solera is on or before September 29, 2014.

1.	Compensation.

A.	Salary. Your starting annual base salary will be $325,000 per year, paid in 26 bi-weekly pay periods in accordance with the Company’s regular payroll practices.

B.

Annual Bonus. You will be eligible to participate in the Solera Annual Incentive Plan (“SIP”). Your target bonus will be 75% of your annual base salary, with a maximum payout of 150% of target. Your actual cash bonus will be determined based on actual financial performance and the achievement of your mission. Your FY15 bonus payment (if any) will be prorated based on the period from your start month to the end of our current fiscal year, June 30, 2015.

Solera may pay your annual bonus in a combination of cash, restricted stock units (“RSUs”), stock options, or performance share units (“PSUs”), as approved by the Compensation Committee.

2.	Equity Awards.

A.	Performance Grants. You will be eligible for an annual equity grant of $225,000 in PSUs, upon the achievement of the specified Revenue & Adjusted EBITDA targets for your business unit.

PSUs shall vest 60% on the date they are earned (such date, the “First Vesting Date”), and the remaining 40% shall vest on the date that is 12 months subsequent to the First Vesting Date, in each case subject to your continued services to Solera or its direct or indirect subsidiaries (together with Solera, the “Solera Group”) and subject to the terms and conditions of the agreements signed by Solera and you concerning the PSUs.

You will also be eligible for the following:

Grants of up to a total of 2,000 RSUs upon achievement of targets set by the CEO of Solera during the first 18 months of your mission, as follows:

a.	Up to 500 RSUs on or about May 1, 2015;

b.	Up to 500 RSUs on or about October 1, 2015; and

c.	Up to 1000 RSUs on or about May 1, 2016.

RSUs granted on or about May 1, 2015 shall vest as to 25% of the shares subject thereto on March 31, 2016 and as to an additional 6.25% of the shares subject thereto each June 30. September 30, December 31, and March 31 thereafter until the grant is 100% vested, in each case subject to your continued services to Solera or its direct or indirect subsidiaries (together with Solera, the “Solera Group”) and subject to the terms and conditions of the agreements signed by Solera and you concerning the RSUs.

RSUs granted on or about October 1, 2015 shall vest as to 25% of the shares subject thereto on September 30, 2016 and as to an additional 6.25% of the shares subject thereto each December 31, March 31, June 30, and September 30 thereafter until the grant is 100% vested, in each case subject to your continued services to the Solera Group and subject to the terms and conditions of the agreements signed by Solera and you concerning the RSUs.

RSUs granted on or about May 1, 2016 shall vest as to 25% of the shares subject thereto on March 31, 2017 and as to an additional 6.25% of the shares subject thereto each June 30, September 30, December 31, and March 31 thereafter until the grant is 100% vested, in each case subject to your continued services to the Solera Group and subject to the terms and conditions of the agreements signed by Solera and you concerning the RSUs.

All equity awards will be subject to approval of Solera’s Compensation Committee and pursuant to the 2008 Omnibus Incentive Plan.

3.

Benefits. You will be eligible to participate in Solera’s healthcare benefits, life insurance, 401 (k) plan and other benefits programs, subject to the terms of the plans. Your benefits will be effective the first day of the month following your employment commencement date. You will be entitled to 20 days of vacation during your first calendar year of employment, prorated based on the number of full months of employment completed during the calendar year. Please refer to the vacation policy for information about vacation in subsequent calendar years. Please note that Solera reserves the right to amend its benefits plans and policies as appropriate and without prior notice.

4.	Relocation. Since this mission requires relocation, Solera will provide assistance to you and your family in accordance with our corporate relocation policy.

The company will reimburse you for special consulting services related to the relocation needs of your family, up to an amount of $3,000.

5.

Confidentiality. As an employee of Solera, you will have access to certain confidential and proprietary information of the Solera Group. You may, during the course of your employment, develop certain information or inventions. All such information or inventions will be the property of the Solera Group. You are required to sign Solera’s standard Employee Proprietary Information Agreement as a condition of your employment. We wish to impress upon you that we neither encourage, nor tolerate you bringing and/or using any confidential or proprietary material obtained in the course of your employment or services prior to your employment with Solera. In addition, we encourage you to respect and to not violate any other obligations you may have to any former employer or client.

6.

Exclusive Service. During the term of your employment, you will not perform services for any other entity or person if such service would be in conflict with or compete with the Solera Group Business (as defined below). Accordingly, you shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of yourself or any other entity, person or organization, whether for compensation or otherwise, if such services would be in conflict with or compete with the Solera Group Business, except with the prior written approval of the Chief Executive Officer of Solera and you shall otherwise do nothing inconsistent with the performance of your duties hereunder. “Solera Group Business” means the provision of products and service to participants in vehicle-related processes, driver-related processes and other ancillary processes, including, but not limited to, vehicle repair, vehicle service and maintenance, vehicle total loss, vehicle parts procurement and trading, vehicle salvage, vehicle validation, underwriting and monitoring drivers, electronic titling, lien, tag, and registration services, E- identification certification, property claims services and financial services security, which products and services will be expanded from time to time.

7.	Non-Competition. You and the Company shall execute the noncompetition and non-solicitation agreement set forth in Exhibit A.

8.

No Prior Restrictions. You represent that (i) your signing of this offer letter, Solera’s Employee Proprietary Information Agreement, and any other documents concerning your employment with Solera, and (ii) your commencement of employment with Solera, will not violate any agreement currently in place between you and current or past employers.

9.

At Will Employment. While we look forward to a long and mutually profitable relationship, should you decide to accept our offer, you will be an at will employee of Solera, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (and any contradictory statements in this letter) are not effective, unless in writing signed by you and the Chief Executive Officer of the Company. This offer is conditioned upon the successful completion of the reference and background checks and drug testing described in Section 13 below, and can be revoked if the checks and testing are not successful.

10.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the human resources office.

11.	Arbitration. You and the Company shall execute the arbitration agreement set forth in Exhibit B.

12.

Modifications. Solera reserves the right to change or otherwise modify, in its sole discretion, any of the terms of employment set forth herein at any time in the future, provided that any modification or change to your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

13.

Background Check & Drug Test. This offer is contingent upon a successful pre-employment verification of criminal, education, and employment background, and a successful urinalysis drug test. These results are confidential and, with certain exceptions, shall be used solely for the purpose of determining your eligibility for employment at the Solera Group. You will receive an email link to initiate the pre-employment verification process and a separate email with drug testing instructions and your Forensic Drug Testing Authorization Form. You will be required to establish your identity at the time of the test, preferably by photographic identification. Failure to take the drug test within three (3) calendar days of receipt of the Forensic Drug Testing Authorization Form may result in Solera rescinding this conditional offer of employment to you and/or terminating your employment. If the drug test result is positive, you will be provided with a copy of the result within 24 hours. In addition, you will have the opportunity to explain the positive result and take a confirmatory test or retest of the urinalysis. Solera reserves the right to rescind this offer of employment and/or terminate your employment based on the results of your pre-employment verification and urinalysis drug test as permitted by applicable federal and state law.

14.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

15.

Governing Law. This offer letter and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws.

16.

Other Terms. You will agree to comply with the policies of Solera and the Solera Group applicable to you, including the insider trading policy and Conflict of Interest and Code of Conduct Policy, copies of which have been provided to you.

17.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

18.

Acceptance. Your anticipated employment commencement date is on or before September 29, 2014. I would appreciate your prompt favorable reply by signing this letter in the space indicated and returning it to me via [***]. Should you have any questions, please feel free to contact me directly at [***].

On behalf of the Solera Management Team, welcome aboard!

Sincerely,

/s/ Tony Aquila

Tony Aquila

Founder, Chairman and Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Alberto Cairo	/s/ 9/4/2014
Alberto Cairo	Date Signed